Exhibit 99.1

CONTACT:

Gil Nielsen

IDT Corporate Communications

973-438-3553

or

Sarah Hofstetter

Net2Phone Corporate Communications

973-438-3838/investor@net2phone.com

FOR IMMEDIATE RELEASE

IDT AND NET2PHONE AGREE TO MERGER;

NET2PHONE STOCKHOLDERS TO RECEIVE $2.05 PER SHARE IN CASH

NEWARK, NJ — February 17, 2006 — IDT Corporation (NYSE: IDT, IDT.C), an international telecom, entertainment and technology company, and Net2Phone, Inc. (NASDAQ: NTOP), a leading Voice over IP (VoIP) enabler for service providers, jointly announced today that they have executed a merger agreement, dated February 17, 2006, providing for the acquisition of Net2Phone by IDT. Under the terms and subject to conditions described in the merger agreement, NTOP Acquisition, Inc., a wholly-owned subsidiary of IDT, would merge with and into Net2Phone, with Net2Phone continuing as the surviving corporation. If the merger is consummated, each issued and outstanding share of common stock and Class A common stock of Net2Phone, other than shares held by IDT or its subsidiaries or as to which dissenters’ rights have been perfected, will be canceled and converted automatically into the right to receive $2.05 in cash, without interest. This is the same price per share paid by IDT in its tender offer for Net2Phone common stock that expired after a subsequent offer period on January 27, 2006, in which IDT acquired approximately 31.6 million Net2Phone shares.

Following the merger, Net2Phone will be a privately held, wholly-owned subsidiary of IDT, and shares of Net2Phone common stock will cease to be quoted on the Nasdaq National Market and will be deregistered under the Securities Exchange Act. The aggregate consideration payable in the merger would be approximately $28.1 million.

The transaction has been approved unanimously by both the Net2Phone board of directors, following the recommendation of the Independent Committee of the Net2Phone board of directors, and the IDT board of directors. During the course of its deliberations, the Independent Committee has been advised by Kirkland & Ellis, LLP as legal advisor and The Blackstone Group, L.P. as financial advisor. Prior to making its determination, the Independent Committee received the opinion of The Blackstone Group, L.P. that, as of February 16, 2006 and subject to certain qualifications set forth in the opinion, the consideration of $2.05 per share in cash, without interest, in the proposed merger is fair to the holders of shares of Net2Phone’s capital stock (other than IDT and its subsidiaries) from a financial point of view.

Net2Phone expects to file solicitation materials with the Securities and Exchange Commission (the “Commission”) to seek stockholders’ written consents to approve and adopt the merger and the merger agreement as promptly as practicable, and expects to close the merger promptly following receipt of the requisite stockholder approval, subject to the closing conditions described in the merger agreement. The Net2Phone board of directors is recommending that Net2Phone’s stockholders approve the transaction.

As of February 1, 2006, Net2Phone shares beneficially owned by IDT represented approximately 87.2% of the voting power of Net2Phone’s outstanding capital stock. IDT has informed the Independent Committee that it intends to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law to adopt the merger agreement and approve the merger. Accordingly, if the other conditions in the merger agreement are satisfied, Net2Phone is likely to complete the merger whether or not its remaining shareholders grant their consent.

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turn-key hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone’s PacketCable platform provides cable operators with the ability to deliver a high quality primary line-type service with features such as emergency calling. For more information about Net2Phone’s products and services, please visit www.net2phone.com.

About IDT

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Corporation directly and through its wholly-owned subsidiaries beneficially owned approximately 64.8 million shares of Net2Phone capital stock representing approximately 82.5% of Net2Phone’s outstanding equity interest and approximately 87.2% of Net2Phone’s voting interest as of February 1, 2006.

Important Additional Information and Where to Find It

Net2Phone will file with the SEC a consent solicitation statement, and Net2Phone and IDT will file with the SEC other documents, regarding the proposed merger referred to in this press release. Investors are urged to read the solicitation statement and other relevant materials when they become available because they will contain important information. A definitive solicitation statement will be sent to Net2Phone stockholders seeking their consent for the transaction. Investors may obtain a free copy of the solicitation statement and other documents filed by Net2Phone with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Net2Phone, Inc., 520 Broad Street, Newark, NJ 07012, Attention: Investor Relations. Investors may also obtain a free copy of any documents filed by IDT with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: IDT Corporation, 520 Broad Street, Newark, NJ 07012, Attention: Investor Relations, Telephone: (973) 438-1000. A copy of this press release will be available on IDT’s website at www.idt.net in the “About IDT” Press Releases section.

Howard S. Jonas, a director of the Company, and James A. Courter, Vice-Chairman of the Company’s board of directors, are also directors of IDT and will be subject to Rule 13e-3 promulgated under the Securities Exchange Act of 1934. In addition, Net2Phone and its other officers and directors may, under the rules of the Commission, may be deemed to be participants in the solicitation of consents in connection with the proposed merger. Investors may obtain additional information regarding the interests of such participants by reading the solicitation statement when it becomes available.

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